Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY ANNOUNCES THIRD QUARTER 2015

FINANCIAL AND OPERATING RESULTS

AUSTIN, Texas, November 4, 2015 – Parsley Energy, Inc. (NYSE: PE) (“Parsley,” “Parsley Energy,” or the “Company”) today announced financial and operating results for the quarter ended September 30, 2015. The Company has posted to its website a presentation that supplements the information in this release.

Third Quarter 2015 Highlights

•	Third quarter 2015 net production increased 41% year-over-year to 21.6 MBoe/d, down just 3% versus 2Q15 despite reduced drilling activity in the second quarter and a completion schedule weighted significantly to the second-half of the third quarter. Consistent with this schedule, production increased month-by-month during the third quarter, averaging 23.7 MBoe/d in September.

•	The Company continues to reduce the time required to drill and complete horizontal wells, leading to lower well costs and higher rates of return. In light of improved drilling and completion times and costs in the third quarter, the Company estimates that the rate of return and net present value associated with its Wolfcamp A/B type curve have increased to approximately 50% and $6 million, respectively, at strip prices.

•	Parsley’s Taylor 45-33-4404H, completed in the Wolfcamp B interval, established a Company record 30-day initial production (“IP”) rate for a Reagan County well at 1,504 Boe/d on a 9,802’ completed lateral, and the nine wells Parsley completed in 3Q15 that have achieved 30-day peak rates set a Company record, as well, averaging 1,167 Boe/d with an average completed lateral length of 6,962’.

•	Parsley’s Ringo 10-7-4214H—a Wolfcamp A well drilled on a two-well pad in northwest Reagan County—set a Permian-Basin record for fastest lateral drilled. The Company drilled the 7,128’ lateral in 41 hours, including 4,562’ in 24 hours.

•	Lease operating expense per Boe decreased 16% versus 2Q15 to $7.63.

•	Parsley entered into an agreement to divest approximately 7,300 net acres in north Martin and south Dawson Counties, with approximately 500 Boe/d of associated net production, for $40 million in cash, subject to customary closing conditions and adjustments. The transaction is anticipated to close during 4Q15.

•	Parsley’s borrowing base has increased from $500 million to $575 million, reflecting strong reserve growth and a substantial hedge position. This increase accounts for the above-mentioned divestiture of reserves and production.

•	As previously announced, since the end of 2Q15, Parsley has acquired approximately 1,900 net acres in north Upton and northwest Reagan counties for approximately $39 million. These acquisitions, together with the aforementioned divestiture and a previously reported acreage divestiture in Gaines County, along with several acre-for-acre trades, will net approximately $10 million in cash, 27 net horizontal drilling locations, and 60 lateral extensions upon closing of all transactions.

•	The Company completed a follow-on equity offering in September, raising approximately $217 million in net proceeds following the full exercise of the underwriters’ option to purchase additional shares.

•	Parsley exited the third quarter with a strong balance sheet; after repaying all outstanding amounts on the Company’s revolver and giving effect to the borrowing base increase, which occurred shortly after quarter-end, Parsley had approximately $123 million of cash on hand, approximately $698 million of liquidity, and a net debt to annualized adjusted EBITDAX ratio of 2.3. The foregoing does not include proceeds from the pending divestiture of properties in north Martin and south Dawson Counties.

•	Including hedges added during 3Q15, the Company is fully hedged on consensus oil barrels during 2016.

“The third quarter of 2015 unfolded according to plan, highlighted by a number of significant accomplishments,” said Bryan Sheffield, Parsley Energy’s President and CEO. “We made substantial progress on several fronts, setting company records for drilling and completion costs and initial production rates for certain areas and target zones, and basin-wide records for drill times. Our measured pace of drilling and completion activity year-to-date, our recently completed equity offering, and our substantial hedge position put us in an enviable position as our production growth hits another gear. In fact, things are tracking so well that at our current pace and barring some unforeseen circumstance, we expect our net production to eclipse 30 MBoe/d at some point during the first quarter of 2016, which would represent an increase of almost 40% from our 3Q15 average. Meanwhile, a variety of strategic transactions have increased the size and quality of our horizontal drilling inventory, all while generating a net cash inflow. We have made good progress on some exciting appraisal projects, as well. All in all, we are well-positioned to deliver value from our first-class Wolfcamp drilling program while also unlocking new sources of value.”

Operational Highlights

The Company is currently operating four horizontal rigs and plans to maintain this rig count through the end of the year. Having operated just one horizontal rig for a significant portion of the second quarter, the first half of 3Q15 was relatively quiet on the completion front. Parsley spud 18 wells and completed 11 wells during the third quarter. All of the completed wells targeted the Wolfcamp A or Wolfcamp B interval, with six in Reagan County and five in Upton County. The average 30-day IP for the nine wells completed in 3Q15 with sufficient production history was 1,167 Boe/d—a new quarterly record for the Company—with an average completed lateral length of 6,962’. Four of these wells registered production rates of more than 1,400 Boe/d during their peak periods, including the Taylor 45-33-4404H, completed in the Wolfcamp B interval, which established a Company-record 30-day IP rate for a Reagan County well at 1,504 Boe/d on a 9,802’ completed lateral. Parsley’s Shauna 9-16B-4415H, completed in the Wolfcamp B formation in Upton County, registered the third highest peak 30-day IP rate in Company history at 1,498 Boe/d on a 7,163’ completed lateral.

Parsley’s Wolfcamp A and Wolfcamp B wells with longer production histories continue to show encouraging decline rates, supporting cumulative production profiles that in aggregate track above those implied by the Company’s 1 MMBoe EUR Wolfcamp A/B type curve, which corresponds to a 7,000’ completed lateral. The following table shows the cumulative production of all of Parsley’s Wolfcamp A and Wolfcamp B wells with sufficient production history at 180 days and 360 days.

Well Performance (Normalized to 7,000’ Completed Lateral)

	Wells with 180 Days of Production			Wells with 360 Days of Production
Target Zone	No. of Wells	Avg. Cumulative Production per Well	% of 1MMBoe Type Curve	No. of Wells	Avg. Cumulative Production per Well	% of 1MMBoe Type Curve
	(three-stream MBoe)			(three-stream MBoe)

Wolfcamp A	4	121.2	95%	—	—	—
Wolfcamp B	25	136.8	107%	11	208.7	113%

During 3Q15, Parsley drilled its first two-well pad—consisting of one Wolfcamp A well and one Wolfcamp B well in Reagan County with an average completed lateral length of approximately 6,730’—in 29 days from the spud of the first well to total depth of the second. One of these wells—the Char Hughes 4225H—set Company records for shortest drilling time and lowest drilling cost on both absolute and lateral length adjusted bases.

Parsley’s Ringo 10-7-4214H—a Wolfcamp A well drilled on a two-well pad in northwest Reagan County—set a Permian-Basin record for fastest lateral drilled. The Company drilled the 7,128’ lateral in 41 hours, including 4,562’ in 24 hours.

Single well cycle times and costs continue to come down, as well, with 3Q15 completed well costs down 25% from the peak in late 2014 to approximately $6.0 million when normalized for a 7,000’ completed lateral.

Financial Highlights

During the third quarter of 2015, the Company recorded net income attributable to its stockholders of $0.9 million, or $0.01 per weighted average share. Excluding non-recurring items on a tax-adjusted basis, Parsley reported an adjusted net loss for the third quarter of 2015 of $9.1 million, or $0.08 per diluted share. Adjusted earnings before interest, income taxes, depreciation, depletion, amortization, and exploration expense (“adjusted EBITDAX”) for the third quarter of 2015 was $46.6 million, down 13% compared to the second quarter of 2015. Adjusted EBITDAX and adjusted net income (loss) are financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see the supplemental financial information at the end of this news release for a reconciliation of the non-GAAP financial measures of adjusted net income (loss) and adjusted EBITDAX to GAAP financial measures.

Lease operating expense per Boe decreased 16% versus 2Q15 to $7.63, benefiting from lower water disposal costs. General and administrative expense per Boe was $7.08 in 3Q15 and depreciation, depletion, and amortization expense per Boe was $23.23 in the third quarter.

Parsley reported $120 million of development expenditures in 3Q15, with upward pressure from higher average working interest, longer lateral lengths, and sticky cost estimates in a declining service and equipment pricing environment. Intra-quarter progress on the cost and efficiency front in 3Q15 and additional progress in 4Q15 to date lead the Company to expect to report meaningfully lower completed well costs in 4Q15 than in 3Q15. In addition, the Company expects reported 4Q15 capital expenditures to benefit from accumulated outperformance relative to cost estimates year-to-date.

Liquidity Update

Parsley’s borrowing base and associated commitments have increased from $500 million to $575 million, reflecting strong reserve growth and a substantial hedge position. This increase accounts for the pending divestiture of reserves and production.

The Company completed a follow-on equity offering in September, raising approximately $217 million in net proceeds following the full exercise of the underwriters’ option to purchase additional shares.

Parsley exited the third quarter with a strong balance sheet; after repaying all outstanding amounts on the Company’s revolver and giving effect to the borrowing base increase, Parsley had approximately $698 million of liquidity—consisting of $123 million of cash and an undrawn amount of $575 million on the Company’s revolver—and a net debt to annualized EBITDAX ratio of 2.3.

In August 2015, Standard & Poor’s raised its rating on Parsley’s senior unsecured notes to B- from CCC+.

Hedging Update

Parsley maintains an active hedging program to reduce the variability of its anticipated cash flows arising from fluctuations in commodity prices. Including hedges added during 3Q15, the Company is fully hedged on consensus oil barrels during 2016. For details on Parsley’s hedging position, please see the investor presentation on the Company’s website and/or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

Full-year 2015 Guidance Update

Parsley maintains its previously stated full-year 2015 guidance ranges, including production guidance of 21.5-22.5 MBoe/d, with a bias toward the middle of the range given divested production and the timing of upcoming pad wells.

2015 Guidance

Average net daily production (MBoe/d)	21.5-22.5

Capital expenditures:
($ millions)
Drilling and completion	$285-$325
Infrastructure and other	$40-$50
Total development expenditures	$325-$375

Drilling activity:
Gross horizontal wells completed (average working interest)	45-50 (85-90%)
Gross vertical wells completed (average working interest)	18-22 (85-90%)

Average Costs:
Lease operating expenses (per Boe)	$7.50-$8.50
General and administrative expenses (per Boe)	$6.00-$7.00
Production and ad valorem taxes (% of revenue)	6.0%-7.0%

Conference Call Information

Parsley Energy will host a conference call and webcast to discuss its results for the third quarter of 2015 on Thursday, November 5 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants should call 877-709-8150 (United States/Canada) or 201-689-8354 (International) 10 minutes before the scheduled time and request the Parsley Energy conference call. A telephone replay will be available shortly after the call through November 12 by dialing 877-660-6853 (United States/Canada) or 201-612-7415 (International). Conference ID: 13623314. A live broadcast will also be available on the internet at www.parsleyenergy.com under the “Investor Relations” section of the website. The Company has also posted to its website a presentation that supplements the information in this release.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Forward Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in our filings with the SEC, including our Annual Report on Form 10-K. The risk factors and other factors noted in our SEC filings could cause our actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Brad Smith, CFA

Vice President, Corporate Strategy and Investor Relations

or

Stephanie Reed

Investor Relations Manager

ir@parsleyenergy.com

(512) 505-5199

- Tables to Follow -

Parsley Energy, Inc.

Selected Operating Data

(Unaudited)

	For the Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014

Net production volumes:
Oil (MBbls)	1,153	1,183	733
Natural gas (MMcf)	2,628	2,698	2,062
NGLs (MBbls)	393	392	333

Total (Mboe)	1,984	2,025	1,410

Average net daily production (Boe/d)	21,565	22,249	15,324

Average sales prices(1):
Oil, without realized derivatives (per Bbl)	$44.81	$53.61	$86.42
Oil, with realized derivatives (per Bbl)	59.81	60.78	84.12
Natural gas, without realized derivatives (per Mcf)	2.69	2.48	4.02
Natural gas, with realized derivatives (per Mcf)	2.86	2.65	3.97
NGLs (per Bbl)	14.01	19.76	35.96

Average price, without realized derivatives (per Boe)	$32.38	$38.45	$59.31
Average price, with realized derivatives (per Boe)	$41.32	$42.86	$58.03

Average costs (per Boe):
Lease operating expenses	$7.63	$9.12	$7.45
Production and ad valorem taxes	1.75	2.68	3.93
Depreciation, depletion, and amortization	23.23	21.93	14.45
General and administrative expenses	7.08	6.09	7.03

(1)	Average prices shown in the table include transportation and gathering costs and reflect prices both before and after the effects of our realized commodity hedging transactions. Our calculation of such effects includes both realized gains and losses on cash settlements for commodity derivative transactions and premiums paid or received on options that settled during the period.

Parsley Energy, Inc.

Condensed Consolidated and Combined Statements of Income

(Unaudited, in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Oil sales	$51,670	$63,345	$158,776	$170,908
Natural gas sales	7,060	8,296	20,712	23,068
Natural gas liquids sales	5,504	11,976	17,817	29,675

Total revenues	64,234	83,617	197,305	223,651
Operating Expenses
Lease operating expenses	15,131	10,507	49,993	27,193
Production and ad valorem taxes	3,471	5,543	13,397	14,026
Depreciation, depletion and amortization	46,085	20,370	127,873	59,208
General and administrative expenses	14,046	9,910	38,088	24,798
Exploration costs	3,824	—	8,558	—
Acquisition costs	—	2,524	—	2,524
Incentive unit compensation	—	—	—	51,088
Stock based compensation	2,102	910	5,855	1,204
Accretion of asset retirement obligations	187	145	657	354
Rig termination	—	—	8,970	—
Other operating expenses	233	—	256	—

Operating Expenses	85,079	49,909	253,647	180,395

Gain on sale of property	1,300	—	2,331	—

Operating Income (Loss)	(19,545)	33,708	(54,011)	43,256

Other Income (Expense)
Interest expense, net	(10,966)	(10,014)	(33,176)	(27,848)
Prepayment premium on extinguishment of debt	—	—	—	(5,107)
Derivative income (loss)	34,290	11,767	23,699	(8,262)
Other income (expense)	(579)	165	1,260	425

Total other income (expense), net	22,745	1,918	(8,217)	(40,792)

Income (loss) before income taxes	3,200	35,626	(62,228)	2,464
Income tax benefit (expense)	(557)	(9,372)	15,133	(11,711)

Net income (loss)	2,643	26,254	(47,095)	(9,247)

Less: Net (income) loss attributable to noncontrolling interest	(1,734)	(9,387)	11,851	(10,544)

Net income (loss) attributable to Parsley Energy, Inc. stockholders	$909	$16,867	$(35,244)	$(19,791)

Net income (loss) per common share:
Basic	$0.01	$0.18	($0.33)	($0.47)
Diluted	$0.01	$0.18	($0.33)	($0.47)
Weighted average common shares outstanding:
Basic	109,218	93,168	106,212	42,319
Diluted	109,592	125,421	106,212	42,319

For the three months ended September 30, 2015, Class B Common Stock was not recognized in diluted earnings per share calculations as it would be antidilutive, but unvested restricted stock and restricted stock unit awards were recognized as they would be dilutive upon vesting. For the three months ended September 30, 2014, Class B Common Stock, unvested restricted stock and restricted stock unit awards are recognized as they would be dilutive. For the nine months ended September 30, 2015 and 2014, respectively, Class B Common Stock, unvested restricted stock and restricted stock unit awards were not recognized in dilutive earnings per share calculations as they would be antidilutive. As of November 4, 2015, the Company had 123,712,043 shares of Class A common stock and 32,145,296 shares of Class B common stock outstanding.

Parsley Energy, Inc.

Condensed Consolidated and Combined Balance Sheets

(Unaudited, in thousands)

	September 30, 2015	December 31, 2014

Cash and cash equivalents	$123,118	$50,550
Other current assets	109,998	153,611

Total current assets	233,116	204,161

Total property, plant and equipment, net	2,031,008	1,760,862
Total noncurrent assets	57,147	86,056

Total Assets	$2,321,271	$2,051,079

Total current liabilities	$234,399	$220,865
Long-term debt	556,161	676,845
Other noncurrent liabilities	147,815	160,880

Total noncurrent liabilities	703,976	837,725

Total liabilities	938,375	1,058,590
Total equity	1,382,896	992,489

Total Liabilities and Shareholders’ equity	$2,321,271	$2,051,079

Parsley Energy, Inc.

Condensed Consolidated and Combined Statements of Cash Flows

(Unaudited, in thousands)

	For the Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities
Net income (loss)	$(47,095)	$(9,247)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	162,531	104,595
Changes in operating assets and liabilities	(4,956)	(21,248)

Net cash provided by operating activities	$110,480	$74,100

Net cash used in investing activities	$(357,543)	$(935,341)

Financing activities:
Net proceeds (payments) on long-term debt	$(121,292)	$113,583
Issuance of common stock	441,000	867,750
Other	(77)	(6,726)

Net cash provided by financing activities	$319,631	$974,607

Net increase in cash and cash equivalents	$72,568	$113,366
Cash and cash equivalents, beginning of period	50,550	19,393

Cash and cash equivalents, end of period	$123,118	$132,759

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is not a measure of net income as determined by GAAP. Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated and combined financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before depreciation, depletion and amortization, exploration costs, acquisition costs, gain (loss) on sales of oil and natural gas properties, asset retirement obligation accretion expense, non-cash stock-based compensation, incentive unit compensation, interest expense, income tax, rig terminations, prepayment premium on extinguishment of debt, derivative (income) loss, net cash receipts (payments) on settled derivative instruments and premiums (paid) received on options that settled during the period.

Management believes Adjusted EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measure of other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net income for each of the periods indicated.

Parsley Energy, Inc.

Adjusted EBITDAX

(Unaudited, in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Parsley Energy, Inc. stockholders’	$909	$16,867	$(35,244)	$(19,791)
Net income (loss) attributable to noncontrolling interests	1,734	9,387	(11,851)	10,544
Depreciation, depletion and amortization	46,085	20,370	127,873	59,208
Exploration costs	3,824	—	8,558	—
Acquisition costs	—	2,524	—	2,524
Gain on sale of property	(1,300)	—	(2,331)	—
Asset retirement obligation accretion expense	187	145	657	354
Non-cash stock based compensation	2,102	910	5,855	1,204
Incentive unit compensation	—	—	—	51,088
Interest expense, net	10,966	10,014	33,176	27,848
Income tax (benefit) expense	557	9,372	(15,133)	11,711
Rig termination	—	—	8,970	—
Prepayment premium on extinguishment of debt	—	—	—	5,107
Derivative (income) loss	(34,290)	(11,767)	(23,699)	8,262
Net cash receipts on settled derivative instruments	10,787	522	32,054	793
Premiums (paid) received on options that settled during the period	5,085	(2,320)	7,130	(5,441)

Adjusted EBITDAX	$46,646	$56,024	$136,015	$153,411

Adjusted Net Income (Loss)

Adjusted net income (loss) is a performance measure used by management to evaluate financial performance, prior to non-cash gains or losses on derivatives, net cash received for derivative settlements, net premiums received on options that settled during the period, gain on sale of property, exploration costs and rig termination costs while adjusting for noncontrolling interest and the associated changes in estimated income tax. It should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. The following table presents a reconciliation of the non-GAAP financial measure of adjusted net income (loss) to the GAAP financial measure of net income (loss).

For the three months ended September 30, 2015, noncontrolling interest, unvested restricted stock, and restricted stock unit awards were not recognized in diluted earnings per share as they would be antidilutive.

Parsley Energy, Inc.

Adjusted Net Income and Earnings Per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Net income (loss) attributable to Parsley Energy, Inc. stockholders	$909	$(35,244)
Derivative gain	(34,290)	(23,699)
Net cash received for derivative settlements	10,787	32,054
Net premiums received on options that settled during the period	5,085	7,130
Gain on sale of property	(1,300)	(2,331)
Exploration costs	3,824	8,558
Rig termination costs	—	8,970
Noncontrolling interest	—	(11,292)
Change in estimated income tax	5,900	(6,712)

Adjusted net loss	$(9,085)	$(22,566)

Weighted average diluted shares outstanding	109,218	138,578

Adjusted net loss per diluted share	$(0.08)	$(0.16)

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